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Exhibit 2.8

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and between

Verizon Communications Inc.,

Northern New England Spinco, Inc.

and

FairPoint Communications, Inc.

dated as of January 15, 2007

TABLE OF CONTENTS

		Page
ARTICLE I.	Definitions	1
Section 1.1.	Definitions	1
Section 1.2.	Capitalized Terms	6
ARTICLE II.	Collective Bargaining Agreements and Obligations	6
Section 2.1.	Assumption and Continuation of Agreements	6
ARTICLE III.	Spinco Plans Generally	9
Section 3.1.	Establishment of Spinco Plans	9
Section 3.2.	Terms of Participation by Spinco Employees	9
ARTICLE IV.	Employees	10
Section 4.1.	Employees	10
Section 4.2.	No Solicitation of Employees	11
Section 4.3.	Unavailable Employees	12
ARTICLE V.	Pension Plans	13
Section 5.1.	Establishment of Pension Plans and Trusts	13
Section 5.2.	Assumption of Pension Plan Liabilities and Allocation of Interests in the Verizon Pension Trusts	13
Section 5.3.	Continuation of Elections and Application to Spinco Dependents	16
ARTICLE VI.	Health and Welfare	16
Section 6.1.	Assumption of Health and Welfare	16
Section 6.2.	Adoption of Health and Welfare Plans	17
Section 6.3.	COBRA and HIPAA	18
Section 6.4.	Workers' Compensation Claims	18
Section 6.5.	Leave of Absence Programs	18
Section 6.6.	Time-Off Benefits	18
ARTICLE VII.	Savings Plans	19
Section 7.1.	Establishment of the Spinco Savings Plan	19
Section 7.2.	Assumption of Liabilities and Transfer of Assets	20
ARTICLE VIII.	Equity Based Incentive Awards	20
Section 8.1.	General Treatment of Outstanding Awards	20
Section 8.2.	Outstanding Options	20
Section 8.3.	Treatment of Outstanding Verizon RSU and PSU Awards	20
Section 8.4	Treatment of Verizon Options outstanding as of the Record Date but Exercised Prior to the Distribution Date	21
Section 8.5	Treatment of Outstanding FairPoint Equity Awards	21
ARTICLE IX.	Short Term Incentives and Sales Commission Programs	21
Section 9.1.	Incentive and Commission Plans	22
ARTICLE X.	Deferred Compensation Plans	22
Section 10.1.	Generally	22
Section 10.2.	Vesting and Payout of Balances	22
ARTICLE XI.	Assumption of Liabilities	22
Section 11.1.	Assumption of Liabilities	22
Section 11.2.	Reimbursement	25
Section 11.3.	Indemnification	24
Section 11.4.	Procedures for Indemnification for Third-Party Claims	24
Section 11.5.	Reductions for Insurance Proceeds and Other Amounts	24
Section 11.6.	Contribution.	25
Section 11.7.	Consequential Damages	26

i

EXHIBITS

Exhibit A. Actuarial Assumptions and Methods for Pension Asset Transfer
Exhibit B. Sales Commissions Programs
Exhibit C. Short Term Incentive Programs
Exhibit 2.1. Collective Bargaining Agreements

SCHEDULES

Schedule 4.1(d). Minimum Severance Benefits for Non-Union Employees
Schedule 4.1(e). Performance and Bonus Opportunities

ii

Employee Matters Agreement

        This Employee Matters Agreement (this "Agreement"), dated as of January 15, 2007 is by and among Verizon Communications Inc., a Delaware corporation ("Verizon"), Northern New England Spinco, Inc.("Spinco"), a Delaware corporation, and FairPoint Communications, Inc., a Delaware corporation ("FairPoint") (each a "Party" and collectively, the "Parties"), and effective as of the Effective Time of the Merger Agreement.

        WHEREAS, the Board of Directors of Verizon has determined that it is in the best interests of Verizon and its stockholders to contribute the Spinco Business (as defined below) to a subsidiary of Spinco and to separate Spinco into an independent company that will simultaneously merge with and into FairPoint, an independent public company;

        WHEREAS, in furtherance of the foregoing, Verizon and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the "Distribution Agreement") that will govern the terms and conditions relating to the separation between Verizon and Spinco; and

        WHEREAS, in furtherance of the foregoing, Verizon, Spinco and FairPoint have entered into a Merger Agreement, dated as of January 15, 2007 (the "Merger Agreement") that will govern the terms and conditions relating to the merger of Spinco with and into FairPoint; and

        WHEREAS, in connection with the foregoing, Verizon, Spinco and FairPoint have agreed to enter into this Agreement for the purpose of allocating current and former employees and employment related assets, liabilities, and responsibilities with respect to employee compensation and benefits, collective bargaining and other employment related matters; and

        WHEREAS, the parties to this Agreement intend that, in accordance with the terms and conditions set forth herein, the Spinco Employees (as defined below) shall maintain uninterrupted continuity of employment, compensation and benefits and, also, with respect to union represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements throughout each of the internal restructurings and the merger as contemplated by the Distribution Agreement and the Merger Agreement, including, but not limited to, the Internal Spinoffs, the Internal Restructurings, the Contribution, Distribution and Merger.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.1.    Definitions

        "Agreement" means this Employee Matters Agreement, and all exhibits, schedules, appendices and annexes hereto.

        "Benefit Payments" has the meaning ascribed to it in Section 5.3.

        "COBRA" has the meaning ascribed to it in Section 6.3.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Contributing Companies" has the meaning ascribed to it in the Distribution Agreement.

        "Contribution" has the meaning ascribed to it in the Distribution Agreement.

        "Distribution" has the meaning ascribed to it in the Distribution Agreement.

        "Distribution Agreement" has the meaning ascribed to it in the second recital to this Agreement.

        "Distribution Date" has the meaning ascribed to it in the Distribution Agreement.

        "EDP" means the Verizon Executive Deferral Plan.

        "Effective Time" has the meaning ascribed thereto in the Merger Agreement.

        "Excess Plan" has the meaning ascribed to it in Section 5.1.

        "FairPoint" means FairPoint Communications, Inc.

        "FairPoint Group" means FairPoint and the FairPoint Subsidiaries.

        "FairPoint Indemnitees" means FairPoint and each Affiliate of FairPoint immediately after the Effective Time and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        "FairPoint Liabilities" means the liabilities assumed by FairPoint pursuant to Section 11.1(b) hereof.

        "FairPoint Subsidiaries" mean all direct and indirect Subsidiaries of FairPoint immediately after the Effective Time.

        "FairPoint Transition Employees and Contractors" has the meaning ascribed to it in Section 4.2(d).

        "Final Asset Transfer" has the meaning ascribed to it in Section 5.2.

        "Former Spinco Employee" means any individual who had at any time provided services in respect of the Spinco Business, but as of the Effective Time, is neither then actively employed by the Spinco Business, nor then on an approved Leave of Absence or Layoff with Right of Recall from any member of the Verizon or Spinco Groups.

        "FRP" means the Verizon Flexible Reimbursement Plan.

        "FRP Participants" has the meaning set forth in Section 6.2(c).

        "Governmental Authority" has the meaning set forth in the Distribution Agreement.

        "IDP" means the Verizon Income Deferral Plan.

        "Indemnifiable Losses" means all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred and all Taxes resulting from indemnification payments hereunder.

        "Indemnifying Party" means a Person that is obligated under this Agreement to provide indemnification.

        "Indemnitee" means a Person that may seek indemnification under this Agreement.

        "Initial Asset Transfer" has the meaning ascribed to it in Section 5.2.

        "Internal Restructurings" has the meaning set forth in Section 2.1(a).

        "Internal Spinoffs" has the meaning ascribed to it in the Merger Agreement.

        "Layoff with Right of Recall" means any Represented Employee who has been formally laid off by any member of the Verizon Group or the Spinco Group under circumstances that entitle such Represented Employee to a right of recall by his or her employer and whose period of eligibility for recall pursuant to the NNETO CBAs has not expired as of the Effective Time.

        "Leave of Absence" means a leave from active employment (i) granted in accordance with the applicable policies and procedures (including, but not limited to, any policy or procedures implemented to comply with the United Services Employment and Reemployment Rights Act, the Family Medical Leave Act or similar state laws) of a member of the Verizon Group or (ii) arising due to an illness or injury that results in the individual being eligible for short term disability benefits, accident benefits or workers' compensation under the Verizon short-term disability or accident plan or state law, which, in either case, is scheduled or expected to end as of a date after the Effective Time. For the avoidance of doubt, any employee who is not at work on the day of the Effective Time due to vacation, sickness or accident that is not expected to qualify the individual for short-term disability or accident benefits, workers' compensation or other temporary absence, such as due to the use of personal days shall be considered to be actively at work on the day of the Effective Time. Any individual who is receiving long term disability benefits at the Effective Time shall not be considered to be on a "Leave of Absence" for purposes of this definition.

        "Liabilities" means any and all obligations, benefit entitlements, losses, claims, charges, debts, demands, actions, costs and expenses (including those arising under any contract, collective bargaining agreement, or Plan, and administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

        "Losses" has the meaning ascribed to it in the Distribution Agreement.

        "Merger" has the meaning ascribed to it in the Merger Agreement.

        "Merger Agreement" has the meaning ascribed to it in the third recital to this Agreement.

        "NNETO" means Northern New England Telephone Operations, Inc.

        "NNETO CBAs" means any and all collective bargaining agreements governing the wages, hours, terms and conditions of employment of any Spinco Employee, including MOAs and MOUs, each of which is listed on Exhibit 2.1 hereof, and all collective bargaining practices of the Verizon Group with respect to such employees.

        "North Accrued Benefits" has the meaning ascribed to it in Section 5.2(b).

        "Original Option" has the meaning ascribed to it in Section 8.2.

        "Outstanding Awards" has the meaning ascribed to it in Section 8.1.

        "Party" has the meaning ascribed to it in the preamble to this Agreement.

        "Parties" has the meaning ascribed to it in the preamble to this Agreement.

        "Pension Plan Asset Transfer Amount" means, in the case of a transfer of assets and liabilities from a Verizon Pension Plan to a Spinco Pension Plan, the amount required to be transferred pursuant to Section 5.2.

        "Person" has the meaning ascribed to it in the Distribution Agreement.

        "PSU" has the meaning ascribed to it in Section 8.3.

        "Record Date" has the meaning ascribed to it in the Distribution Agreement.

        "Record Date Option" has the meaning ascribed to it in Section 8.4.

        "Remaining Option" has the meaning ascribed to it in Section 8.2.

        "Represented Employee" means any Spinco Employee whose wages, hours, terms and conditions of employment are governed by a NNETO CBA.

        "Retained Employee" means any individual who, as of the Effective Time, (i) is actively employed by, or on an approved Leave of Absence or Lay-off with Right of Recall from, a member of the Verizon Group or the Spinco Group, (ii) had been primarily employed in the Spinco Business and

(iii) whose employment a member of the Verizon Group determines not to transfer to a member of the FairPoint Group.

        "Representative" means, with respect to any Person, any of such Person's directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

        "RSU" has the meaning ascribed to it in Section 8.3.

        "Sales Commission Program" means the programs listed on Exhibit B of this Agreement.

        "Short Term Incentive Plan" means the Plans listed on Exhibit C of this Agreement.

        "Spinco Business" has the meaning ascribed to it in the Distribution Agreement.

        "Spinco Common Stock" has the meaning ascribed to it in the Distribution Agreement.

        "Spinco Dependents" means, with respect to any Spinco Employee, any dependent of such person who is eligible to receive benefits under the terms of any applicable Spinco Plan.

        "Spinco Employee" means any individual who (i) is either actively employed (whether on a full or part-time basis) by, or is on a Leave of Absence or Layoff with Right of Recall from, a member of the Spinco or Verizon Group, whose primary duties at the Effective Time (or, in respect of an individual on a Leave of Absence or Layoff with Right of Recall, on his or her last date of active employment) were related to the Spinco Business, and (ii) is not a Retained Employee.

        "Spinco Excess Pension Plan" has the meaning given to it in Section 5.1.

        "Spinco FSA" has the meaning ascribed to it in Section 6.2.

        "Spinco Group" means Spinco and each entity that is one of its Subsidiaries immediately prior to the Effective Time.

        "Spinco Liabilities" means the liabilities assumed by Spinco pursuant to Section 11.1(a) hereof.

        "Spinco Management Pension Plan" has the meaning ascribed to it in Section 5.1.

        "Spinco Mirror Plans" means the Spinco Welfare Plans, the Spinco Union Pension Plan, the Spinco Management Pension Plan, the Spinco Excess Pension Plan and, the Spinco Savings Plans.

        "Spinco Pension Plans" mean the Spinco Management Pension Plan, the Spinco Excess Pension Plan and the Spinco Union Pension Plan.

        "Spinco Plan" means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by any member of the Spinco Group for the purpose of providing compensation or benefits to any Spinco Employee or Spinco Dependent.

        "Spinco Savings Plan" has the meaning ascribed to it in Section 7.1.

        "Spinco Subsidiary" has the meaning set forth in the Distribution Agreement.

        "Spinco Trust" has the meaning ascribed to it in Section 5.2.

        "Spinco Union Pension Plan" has the meaning ascribed to it in Section 5.2.

        "Spinco Welfare Plans" mean the Plans established by FairPoint pursuant to Section 6.2 that correspond to the Verizon Welfare Plans.

        "Subsidiary" has the meaning ascribed to it in the Distribution Agreement.

        "Taxes" has the meaning ascribed to it in the Distribution Agreement.

        "Territory" has the meaning ascribed to it in the Distribution Agreement.

        "Third-Party Claim" has the meaning ascribed to it in the Distribution Agreement.

        "Time-Off Benefits" has the meaning ascribed to it in Section 6.6.

        "Transition Services Agreement" has the meaning ascribed to it in the Distribution Agreement.

        "Unavailable Employee" has the meaning ascribed to it in Section 4.3.

        "Verizon" means Verizon Communications Inc.

        "Verizon Common Stock" has the meaning ascribed to it in the Distribution Agreement.

        "Verizon Employee" means any individual who, at the relevant time, is actively employed by, or on an approved leave of absence or lay-off with right of recall from, a member of the Verizon Group.

        "Verizon Group" means Verizon and the Verizon Subsidiaries.

        "Verizon Indemnitees" means Verizon, each Affiliate of Verizon immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        "Verizon Liabilities" means all Liabilities of Verizon or any of the Verizon Subsidiaries. In no event shall the term Verizon Liabilities include any Liabilities that are transferred from or otherwise cease to be Liabilities of any Verizon Group pursuant to this Agreement or that are to, or have become, Spinco Liabilities.

        "Verizon Plan" means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by Verizon or any of its Subsidiaries or Affiliates (or any of their respective predecessors) at any time on or prior to the Distribution Date for the purpose of providing compensation or benefits to any current or former employee of any such person.

        "Verizon Pension Plans" mean the VMPP, the Verizon Excess Pension Plan, the VEMPP, and the Verizon Pension Plan for New York and New England Associates, as each such plan is amended from time to time.

        "Verizon Pre-Distribution Stock Value" means the closing price per share of Verizon Common Stock trading on the "regular way" basis (based on the reported value inclusive of the right to participate in the Distribution) on the Distribution Date.

        "Verizon Post-Distribution Stock Value" means the opening price per share of Verizon Common Stock on the first trading day following the Distribution Date; provided that, in no event shall such Verizon Post-Distribution Stock Value be less than the Verizon Pre-Distribution Stock Value.

        "Verizon Savings Plans" mean the Verizon Savings Plan for Management Employees, and the Verizon Savings and Security Plan for New York and New England Associates, as each such plan is amended from time to time.

        "Verizon Share Ratio" means the quotient obtained by dividing the Verizon Pre-Distribution Stock Value by the Verizon Post-Distribution Stock Value.

        "Verizon Stock Option" has the meaning ascribed to it in Section 8.2.

        "Verizon Subsidiaries" mean all direct and indirect Subsidiaries that are, or continue to be, Subsidiaries of Verizon immediately after the Distribution Date. For the avoidance of doubt, for purposes of this Agreement no member of the Spinco Group or the FairPoint Group shall be a Verizon Subsidiary.

        "Verizon Transition Employees and Contractors" has the meaning ascribed to it in Section 4.2(c).

        "Verizon Trust" has the meaning ascribed to it in Section 5.2(c).

        "Verizon Welfare Plans" has the meaning ascribed to it in Section 6.1.

        "VMPP" has the meaning ascribed to it in Section 5.1.

        "VNE" means Verizon New England Inc.

        Section 1.2.    Capitalized Terms.    Any other capitalized term used, but not defined herein, but defined in the Distribution Agreement or the Merger Agreement, shall have the meaning ascribed thereto in the Distribution Agreement or the Merger Agreement.

ARTICLE II.

COLLECTIVE BARGAINING AGREEMENTS AND OBLIGATIONS

        Section 2.1.    Assumption and Continuation of Agreements

        (a)    Distribution

          (i)    Prior to the Distribution Date, in connection with each of the internal restructurings, Internal Spinoffs and the contributions undertaken by Verizon in contemplation of, and in connection with, the Contribution, Distribution and Merger, including the Internal Spinoffs, Internal Restructurings and Contributions to be effected in accordance with the Distribution Agreement (the "Internal Restructurings"), Verizon shall cause one or more members of the Verizon Group to take any and all actions needed to effectuate: (1) the continued uninterrupted employment of the Represented Employees, in accordance with the NNETO CBAs, by the appropriate member of the Verizon Group, and (2) the assumption and uninterrupted continuation of the NNETO CBAs covering the Represented Employees by the appropriate member of the Verizon Group, including but not limited to, (i) the continued uninterrupted representation for purposes of collective bargaining of those Represented Employees by their unions, in accordance with the NNETO CBAs, with the appropriate member of the Verizon Group, (ii) the continued uninterrupted compensation of the Represented Employees in accordance with the NNETO CBAs, and (iii) the continued uninterrupted benefit coverage of the Represented Employees under the appropriate Verizon Plans in accordance with the NNETO CBAs. Without limiting the generality of the foregoing, Verizon shall cause:

            (1)   VNE to form NNETO and at and from (x) the time that VNE contributes to NNETO its assets and liabilities associated with the Spinco Business and its Spinco Employees (including, but not limited to, Represented Employees) until (y) the Distribution Date, Verizon shall add and maintain NNETO as a participating company in the Verizon Plans in which the Represented Employees are eligible to participate and shall also cause NNETO to, and NNETO shall, (1) employ the Represented Employees in accordance with the NNETO CBAs, and (2) assume and honor the NNETO CBAs governing the employment of such Represented Employees, including but not limited to, (i) recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the NNETO CBAs, (ii) continue uninterrupted the compensation of the Represented Employees in accordance with the NNETO CBAs, and (iii) become a participating company in the Verizon Plans in which such Represented Employees are eligible to participate in accordance with the NNETO CBAs; and

            (2)   at and from the time that each Contributing Company other than VNE contributes to NNETO its assets and liabilities associated with the Spinco Business and its Spinco Employees (including, but not limited to, Represented Employees) until (y) the Distribution Date, NNETO shall, (1) employ the Represented Employees in accordance with the NNETO CBAs, and (2) assume and honor the NNETO CBAs governing the employment of such Represented Employees, including, but not limited to, (i) recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the NNETO CBAs, (ii) continue uninterrupted the compensation of such Represented Employees in accordance with NNETO CBAs, and (iii) acknowledge that NNETO is the participating company in the Verizon Plans in which the Represented Employees are eligible to participate in accordance with the NNETO CBAs; and,

            (3)   Spinco to be formed, and at and from (x) the time that Verizon contributes to Spinco the stock of NNETO until (y) the Distribution Date, Verizon and Spinco shall cause NNETO to, and NNETO shall, (1) continue to employ the Represented Employees in accordance with the NNETO CBAs, and (2) continue to honor the NNETO CBAs governing the employment of the Represented Employees, including but not limited to, (i) continue to recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the NNETO CBAs, (ii) continue uninterrupted the compensation of such Represented Employees in accordance with NNETO CBAs, and (iii) acknowledge that NNETO is a participating company in the Verizon Plans in which the Represented Employees are eligible to participate in accordance with the NNETO CBAs. Verizon shall also cause Spinco to create and become the sponsor of, as of the Distribution Date, mirror benefit plans identical in all material respects to the Verizon Plans covering the Represented Employees prior to the Distribution Date and provide funding, as of the Distribution Date, in accordance with the express provisions of this Agreement, for the Spinco Pension Plan covering Represented Employees.

          (ii)   As of and after the Distribution Date, Spinco shall:

            (1)   adopt and sponsor, or cause to be adopted or sponsored by the appropriate member of the Spinco Group, the Spinco Mirror Plans which, in respect of the participation therein by the Represented Employees, are to be identical in all material respects to the Verizon Plans covering the Represented Employees prior to the Distribution Date;

            (2)   acknowledge that NNETO is the participating company in the Spinco Mirror Plans in which such Represented Employees are eligible to participate;

            (3)   provide funding, as of the Distribution Date, in accordance with the express provisions of this Agreement, for the Spinco Pension Plan covering Represented Employees, and,

            (4)   cause the trustee of the Spinco Trust to accept and administer the Spinco trust assets funding the Spinco Pension Plan covering the Represented Employees; and,

            (5)   cause NNETO and each other appropriate member of the Spinco Group to (1) continue to employ the Represented Employees in accordance with the NNETO CBAs, and (2) continue to honor the NNETO CBAs, including but not limited to, (i) continue to recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the NNETO CBAs, (ii) continue uninterrupted the compensation of such Represented Employees in accordance with the NNETO CBAs, and

    (iii) acknowledge that NNETO is the participating company in the Spinco Plans in which the Represented Employees are eligible to participate in accordance with the NNETO CBAs.

        As of and after the Distribution Date, any and all obligations of any member of the Verizon Group arising under, relating to or resulting from the NNETO CBAs, and the Spinco Mirror Plans, shall become and be solely the obligations of the Spinco Group and shall be performed by Spinco and its Subsidiaries. Without limiting the generality of the foregoing, as of the Distribution Date, the appropriate member of the Spinco Group shall have assumed and shall thereafter honor the NNETO CBAs.

        (b)    Merger

          (i)    As of and after the Effective Time, FairPoint shall:

            (1)   assume and become the sponsor of, or cause the appropriate member of the FairPoint Group to assume and become the sponsor of, the Spinco Mirror Plans covering Represented Employees;

            (2)   cause the trustee of the Spinco Trust to accept and administer the Spinco trust assets funding the pension plan covering the Represented Employees;

            (3)   acknowledge that NNETO is the participating company in the Spinco Mirror Plans in which such Represented Employees are eligible to participate; and

            (4)   cause NNETO and each other appropriate member of the FairPoint Group to (1) continue to employ the Represented Employees in accordance with the NNETO CBAs, and (2) continue to honor the NNETO CBAs, including but not limited to, (i) continue to recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the NNETO CBAs, (ii) continue uninterrupted the compensation of such Represented Employees in accordance with the NNETO CBAs, and (iii) acknowledge that NNETO or such other member of the FairPoint Group is the participating company in the Spinco Plans in which the Represented Employees are eligible to participate in accordance with the NNETO CBAs.

          (ii)   As of and after the Effective Time, any and all obligations of any member of the Verizon Group arising out of, relating to or resulting from the NNETO CBAs, the Verizon Plans, and the Spinco Plans with respect to such Represented Employees shall become and be solely the obligations of the FairPoint Group and shall be performed by the FairPoint Group; provided that Verizon shall be responsible for (1) all Liabilities attributable to any individual who is a Former Spinco Employee and (2) all Liabilities relating to (A) medical or dental insurance claims in respect of services that were performed or goods provided and with respect to which the claim has been submitted prior to the Effective Time and (B) life insurance and disability claims in respect of deaths or disabilities occurring prior to the Effective Time. For the avoidance of doubt, with respect to any payments due to any Represented Employee under the terms of the Verizon short term disability plan, the obligations to make payments with respect to any period prior to the Effective Time shall remain with Verizon, and the obligations to make any payments with respect to any period at or after the Effective Time shall be the sole responsibility of FairPoint or a Spinco Plan. Without limiting the generality of the foregoing, as of the Effective Time, the appropriate member of the FairPoint Group shall have assumed and shall thereafter honor the NNETO CBAs, provided, however, that nothing in this section 2.1(b) or this Agreement shall preclude FairPoint or, as applicable, any member of the FairPoint Group from bargaining in good faith, after the Effective Time, with the unions representing those Represented Employees.

        (c)    Compensation and Benefits of Represented Employees.    Without limiting the generality of the foregoing, (i) from the consummation of each of the steps of the Internal Restructurings and prior to the Distribution Date, Verizon, and (ii) as of the Distribution Date, Spinco and (iii) as of the Effective Time, FairPoint shall each be responsible to, and shall, assure that the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be governed by the NNETO CBAs.

ARTICLE III.

SPINCO PLANS GENERALLY

        Section 3.1.    Establishment of Spinco Plans

        FairPoint shall have adopted, or shall have assumed, the following Spinco Mirror Plans: the Spinco Welfare Plans, the Spinco Savings Plans, the Spinco Union Pension Plan, the Spinco Management Pension Plan and the Spinco Excess Pension Plan. FairPoint or a member of the Spinco Group shall be or become the plan sponsor of, and from and after the Effective Time shall have sole responsibility for each Spinco Mirror Plan, except to the extent that Verizon is responsible for certain pre-Effective Time liabilities as specified in Section 2(b)(ii) for Represented Employees (and dependents) and Section 6.1(a) for all other Spinco Employees and Spinco Dependents. Each Spinco Mirror Plan shall be identical in all material respects to the corresponding Verizon Plans as in effect immediately prior to the Distribution Date.

        Section 3.2.    Terms of Participation by Spinco Employees

        Each of the Spinco Mirror Plans shall be, with respect to Spinco Employees who are participants in such plan, in all respects the successors in interest to and shall recognize all rights and entitlements as of the Effective Time under the corresponding Verizon Plan in which such Spinco Employee participated prior to the Effective Time. Verizon and FairPoint agree that Spinco Employees are not entitled to receive duplicative benefits from the Verizon Plans, the Spinco Plans, and, if applicable, any collective bargaining agreements. Notwithstanding the immediately preceding sentence, a member of the Verizon Group or, if applicable, the Verizon Welfare Plans shall assume and remain responsible for payment of the Liabilities specified in Section 2.1(b)(ii) hereof for Represented Employees (and dependents) and Section 6.1(a) for all other Spinco Employees and Spinco Dependents.

        With respect to Spinco Employees, each Spinco Mirror Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Distribution Date, were recognized under the corresponding Verizon Plan (for periods immediately before the Distribution Date) shall receive full recognition, credit, and validity and be taken into account under such Spinco Mirror Plan to the same extent as though arising under such Spinco Mirror Plan, except to the extent that duplication of benefits would result. All beneficiary designations made by Spinco Employees under the corresponding Verizon Plan shall be transferred to and be in full force and effect under the corresponding Spinco Mirror Plans until such beneficiary designations are replaced or revoked by the Spinco Employee who made the beneficiary designation.

        Notwithstanding the foregoing provisions of this Section 3.2 and subject to any collective bargaining agreements and obligations, nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude FairPoint (or, as applicable, any member of the FairPoint Group) from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect after the Effective Time any Spinco Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Spinco Plan.

ARTICLE IV.

EMPLOYEES

        Section 4.1.    Employees

        (a)    General.    To the extent that any individual defined as a Spinco Employee will not automatically become or continue to be an employee of the FairPoint Group as of the Effective Time as a result of the internal restructuring undertaken by Verizon in contemplation of, and in connection with, the Distribution and Merger, and as a result of the Merger, Verizon agrees to cause the employment of such Spinco Employees to be transferred to the appropriate member of the FairPoint Group, and the appropriate member of the FairPoint Group agrees to accept such transferred employee, as of the Effective Time. To the extent that any employees of a member of the Verizon Group working in the Territory, as of the date of the execution of this Agreement, who support primarily the local telephone operations of VNE in any New England state do not primarily support the Spinco Business, except for employees performing services to be provided pursuant to the Transition Services Agreement, or otherwise provided by Spinco after the Effective Time, Verizon shall use commercially reasonable best efforts to realign the work of such employees so that their work is primarily in support of the Spinco Business as of the Effective Time. Verizon shall provide Spinco with a list of all Spinco Employees who are on Leave of Absence or Lay-off with Right of Recall within 5 days of the Effective Time. Notwithstanding the foregoing, Retained Employees and all other individuals employed by the Verizon Group at the Effective Time who are not Spinco Employees shall remain employees of Verizon or another member of the Verizon Group immediately following such Effective Time. Verizon shall identify each Retained Employee by written notice delivered to FairPoint promptly following the time at which such person has been identified as a Retained Employee, but in all events not later than six calendar months following the execution of the Merger Agreement. In addition, not later than six calendar months following the execution of the Merger Agreement, Verizon shall identify by name each individual who is reasonably anticipated to be a Spinco Employee, and shall periodically update this list as reasonably requested by FairPoint during the period through the Effective Time.

        (b)    Compensation and Benefits of Represented Employees.    Without limiting the generality of anything in this Agreement, the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be determined in accordance with the applicable NNETO CBAs.

        (c)    Non-Termination of Employment or Benefits.    Except as otherwise expressly and specifically provided herein, (i) no provision of this Agreement, the Distribution Agreement or the Merger Agreement, (ii) no actions or restructurings internal to the Verizon Group or the Spinco Group taken in contemplation of, or in connection with, this Agreement, the Distribution Agreement or the Merger Agreement, (iii) no actions taken by or between the Verizon Group and the Spinco Group at the times of the Internal Restructurings and Distribution, and (iv) no actions taken by or between the Verizon Group, the Spinco Group and the FairPoint Group at the times of the Distribution and Merger, shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any employee employed by any member of the Verizon Group or the FairPoint Group, or to limit the ability of the FairPoint Group to administer any Spinco Plan in accordance with its terms (subject to any applicable collective bargaining agreement). Without limiting the generality of the foregoing, nothing described above in 4.1(c) shall cause any employee of any member of the Verizon Group or the Spinco Group, or any Spinco Employee employed by a member of the FairPoint Group to be deemed to have incurred a termination of employment or to have created any entitlement to any severance benefits or the commencement of any other benefits under any Verizon Plan or any collective bargaining agreement.

        (d)    No Right to Continued Employment.    Subject to the NNETO CBAs, nothing contained in this Agreement shall confer on any employee of any member of the Verizon Group or any Spinco Employee any right to continued employment. Except as specifically provided otherwise herein (including, but not limited to, Section 4.1(b) and 4.1(e)), and subject to the NNETO CBAs, this Agreement shall not limit the ability of FairPoint to change, at any time after the Effective Time and in its sole discretion, a Spinco Employee's position, compensation or benefits for performance-related, business or any other reasons or require any member of the FairPoint Group to continue the employment of a Spinco Employee for any particular period of time after the Effective Time, provided that FairPoint shall bear all liability for any such termination of employment, and, with respect to any such terminations of or modification of the terms and conditions of employment of any Spinco Employee occurring prior to the first anniversary of the Effective Time, shall provide to any terminated Spinco Employee (other than a Represented Employee) severance and termination benefits no less favorable in the aggregate than the severance and termination benefits that are described on Schedule 4.1(d) to this Agreement.

        (e)    Continuation of Compensation and Benefits for Spinco Employees who Are Not Represented Employees.    With respect to Spinco Employees who are not Represented Employees, for a period of one year following the Effective Time, FairPoint shall, or shall cause another member of the FairPoint Group, (i) to pay all such non-represented Spinco Employees at least the same rate of base salary as was paid to each such non-represented Spinco Employee by the Verizon Group immediately prior to the Effective Time, (ii) to continue to provide performance and other bonus opportunities to each such non-represented Spinco Employee that are identical in all material respects to the performance and other bonus opportunities described on Schedule 4.1(e) to this Agreement, which were made available to such non-represented Spinco Employee immediately prior to the Effective Time, and (iii) to continue to provide each such non-represented Spinco Employee benefits, under the Spinco Mirror Plans, which are identical in all material respects to those made available to such non-represented Spinco Employees under the Verizon Plans immediately prior to the Effective Time.

        (f)    Certain Tax Matters.    Verizon and FairPoint hereby agree that, for purposes of social security, unemployment and other U.S. payroll taxes and to the extent legally permissible, FairPoint, Spinco or NNETO shall be treated as a successor employer with respect to each Spinco Employee in the calendar year that contains the Effective Time. In connection with the foregoing, the parties agree to follow the "Alternative Procedures" set forth in Section 5 of Revenue Procedure 2004-53. The parties understand and agree that FairPoint, Spinco or NNETO, as the successor employer, shall assume the entire Form W-2 reporting obligations for such Spinco Employees for the calendar year that contains the Effective Time, provided that Verizon shall provide reasonable assistance to FairPoint in completing such reporting obligations.

        Section 4.2.    No Solicitation of Employees

        (a)   Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the Effective Time, in respect of Spinco Employees, neither Verizon nor any member of the Verizon Group shall, directly or indirectly, induce or attempt to induce any Spinco Employee to leave the employ of FairPoint or any member of the FairPoint Group or violate the terms of their contracts or any employment arrangements with FairPoint or any member of the FairPoint Group; provided, however, that neither Verizon nor any member of the Verizon Group shall be deemed to be in violation of this Section 4.2(a) solely by reason of a general job posting internal to members of the Verizon Group or a general solicitation to the public or general advertising.

        (b)   Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the Effective Time, in respect of Verizon Employees, neither FairPoint nor any member of the FairPoint Group shall, directly or indirectly, induce or attempt to induce any Verizon Employee to leave the employ of Verizon or any member of the Verizon Group or violate the terms of their contracts or any employment arrangements with Verizon or any member of the Verizon Group; provided, however, that neither FairPoint nor any member of the FairPoint Group shall be deemed to be in violation of this Section 4.2(b) solely by reason of a general job posting internal to members of the FairPoint Group or a general solicitation to the public or general advertising.

        (c)   Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the termination of the Transition Services Agreement with respect to the services described in Schedule A thereto, in respect of Verizon Employees, contractors or vendors who will be, are or were providing transition services to FairPoint pursuant to the Transition Services Agreement ("Verizon Transition Employees and Contractors"), neither FairPoint nor any member of the FairPoint Group shall, directly or indirectly, induce or attempt to induce any Verizon Transition Employee or Contractor to leave the employ of Verizon or any member of the Verizon Group or violate the terms of their contracts or any employment arrangements with Verizon or any member of the Verizon Group or any of its contractors providing transition services; provided, however, that neither FairPoint nor any member of the FairPoint Group shall be deemed to be in violation of this Section 4.2(c) solely by reason of a general job posting internal to members of the FairPoint Group or a general solicitation to the public or general advertising.

        (d)   Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the termination of the Transition Services Agreement with respect to the services described in Schedule A thereto, in respect of FairPoint Employees, contractors or vendors engaged in, providing or receiving transition services from Verizon pursuant to the Transition Services Agreement ("FairPoint Transition Employees and Contractors"), neither Verizon nor any member of the Verizon Group shall, directly or indirectly, induce or attempt to induce any FairPoint Transition Employee or Contractor to leave the employ of FairPoint or any member of the FairPoint Group or violate the terms of their contracts or any employment arrangements with FairPoint or any member of the FairPoint Group or any of its contractors providing transition services; provided, however, that neither Verizon nor any member of the Verizon Group shall be deemed to be in violation of this Section 4.2(d) solely by reason of a general job posting internal to members of the Verizon Group or a general solicitation to the public or general advertising.

        Section 4.3.    Unavailable Employees.

        (a)   Notwithstanding anything to the contrary in Section 4.2, except as otherwise mutually agreed upon between the Parties, from the period beginning on the date on which the Merger Agreement is executed and ending on the first anniversary of the Effective Time, or, with respect to any Verizon and any FairPoint Transition Employee (which for this Section 4.3(a) shall not include employees of contractors providing transitions services to FairPoint), ending on the first anniversary of the ending date specified in the Transition Services Agreement with respect to the services described in Schedule A thereto; (i) neither FairPoint nor any member of the FairPoint Group shall employ any Verizon Employee, or Verizon Transition Employee or any employee of the Spinco Group that has voluntarily separated from employment with Verizon or any member of the Verizon Group within the immediately preceding six months; and, (ii) neither Verizon nor any member of the Verizon Group shall employ any FairPoint Employee or FairPoint Transition Employee that has voluntarily separated from employment with FairPoint or any member of the FairPoint Group within the immediately preceding six months, (each, an "Unavailable Employee"). After the six month anniversary of the voluntary separation of any Unavailable Employee, FairPoint or any member of the FairPoint Group and Verizon or any member of the Verizon Group, as the case may be, may offer employment to such individual in its sole discretion.

ARTICLE V.

PENSION PLANS

        Section 5.1.    Establishment of Pension Plans and Trusts

        (a)   Spinco Management Pension Plan and Excess Plan. Effective as of the Distribution Date, Spinco or NNETO shall establish two defined benefit pension plans for the benefit of employees who are not Represented Employees. One such plan will be responsible for benefits of participants and beneficiaries in the Verizon Management Pension Plan (the "VMPP") who are Spinco Employees or are entitled to receive a benefit in respect of a Spinco Employee (the "Spinco Management Pension Plan"), and the other such plan will be responsible for benefits of participants and beneficiaries in the Verizon Excess Pension Plan (the "Excess Plan") who are Spinco Employees or are entitled to receive a benefit in respect of a Spinco Employee (the "Spinco Excess Pension Plan"). Effective as of the Distribution Date, Spinco or NNETO shall establish the Spinco Trust. Spinco or NNETO shall provide FairPoint with a copy of those plans and such trust at least two months prior to their adoption in order to provide FairPoint an opportunity to comment on their form. Spinco and NNETO agree to consult with FairPoint and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but FairPoint's comments shall be advisory only and Spinco and NNETO shall retain full discretion as to the form of the plans and trusts.

        As of and from the Distribution Date until the Merger Date, Spinco, and, as of and from the Effective Time, FairPoint shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the Spinco Management Pension Plan, so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.

        (b)   Spinco Union Pension Plan and Trust. Effective as of the Distribution Date, Spinco or NNETO shall establish a defined benefit pension plan (the "Spinco Union Pension Plan") and related trust to provide retirement benefits to Spinco Employees who are Represented Employees and to persons entitled to receive a benefit in respect of such a Spinco Employee, and who, in either case, are participants in or beneficiaries under the Verizon Pension Plan for New York and New England Associates as of the Distribution Date. Spinco or NNETO shall provide FairPoint with a copy of the Spinco Union Pension Plan at least two months prior to its adoption in order to provide FairPoint an opportunity to comment on its form. Spinco and NNETO agree to consult with FairPoint and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but FairPoint's comments shall be advisory only and Spinco and NNETO shall retain full discretion as to the form of the plan.

        As of and from the Distribution Date, Spinco, and as of and from the Effective Time, FairPoint shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the Spinco Union Pension Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.

        Section 5.2.    Assumption of Pension Plan Liabilities and Allocation of Interests in the Verizon Pension Trusts

        (a)   Assumption of Liabilities by Spinco Pension Plan. Subject to the Pension Plan Asset Allocation specified below, effective as of the Distribution Date, all Liabilities under the Verizon Pension Plans to persons who are Spinco Employees and to persons who are entitled to receive a benefit in respect of such a Spinco Employee shall cease to be Liabilities of the Verizon Pension Plans and shall be assumed in full and in all respects by the corresponding Spinco Pension Plan. The "corresponding" plan shall be: (i) the Spinco Management Pension Plan with respect to participants in the VMPP; and (ii) the Spinco

Union Pension Plan with respect to participants in the Verizon Pension Plan for New York and New England Associates, with such determination being based on employment status (management or union-represented) as of the Distribution Date. Effective as of the Distribution Date, all Liabilities under the Excess Plan to persons who are Spinco Employees and to persons who are entitled to receive a benefit in respect of such a Spinco Employee shall cease to be Liabilities of the Excess Plan and shall be assumed in full and in all respects by the Spinco Excess Pension Plan. FairPoint shall be solely responsible for all ongoing rights of or relating to Spinco Employees for future participation in the Spinco Pension Plans and the Spinco Excess Pension Plan.

        (b)   Calculation of Pension Plan Asset Allocation. As soon as practicable after the Distribution Date, Verizon's actuary shall calculate and certify the Pension Plan Asset Transfer Amount for each Spinco Pension Plan (other than the Spinco Excess Pension Plan) as of the close of business of the day immediately preceding the Distribution Date. With respect to each such asset transfer, the asset transfer amount shall be equal to the present value of benefits in respect of Spinco Employees and persons entitled to receive a benefit in respect of such Spinco Employees on a plan termination basis, provided that the particular transfer under consideration satisfies the applicable de minimis rule under the IRS section 414(l) regulations. Consistent with the desire of the Parties that the de minimis rule be satisfied, Verizon's actuary shall make its determination regarding satisfaction of the de minimis rule in a manner that comports with all applicable law and is aimed at a result that satisfies the applicable de minimis rule, including the use of a permissible determination date that is in furtherance of such objective. In the event a particular transfer does not satisfy the de minimis rule, Verizon's actuary will perform an allocation under section 4044 of ERISA to determine the assets from the Verizon Pension Plan in question that may be transferred to the applicable Spinco Pension Plan. In the event the amount of assets to be transferred following the ERISA section 4044 analysis is less than the Projected Benefit Obligation ("PBO") for the Spinco participants under consideration, Verizon will provide a supplemental amount of assets so that the funding in the Spinco Pension Plan under consideration is equal to the PBO funded-level. The assumptions to be used with respect to the foregoing are set forth in Exhibit A hereto entitled Actuarial Assumptions and Methods for Pension Asset Transfer. Notwithstanding the foregoing in this Section 5.2(b), in the event the present value of the accrued benefits that are to be transferred from the Verizon Pension Plan for New York and New England Associates (the "North Accrued Benefits") can not be transferred in reliance on the applicable de minimis rule under the IRS section 414(l) regulations, an additional calculation shall be performed. Verizon's actuary shall subtract $11,700,000 from the North Accrued Benefits and re-determine the percentage that such adjusted North Accrued Benefits would be of the assets of such Plan as of the most favorable permissible determination date. If the resulting percentage is equal to or in excess of three percent (3%), then the provisions above that apply to a transfer that does not satisfy the de minimis rule shall be followed, i.e., the provisions relating to funding to the PBO funded-level shall apply. If, however, the resulting percentage is less than three percent (3%), then Verizon will provide a supplemental amount of assets so that the funding in the Spinco Union Pension Plan is equal to the accrued present value of benefits in respect of Spinco Employees and persons entitled to receive a benefit in respect of such Spinco Employees as determined on a plan termination basis using the PBGC Plan Termination Assumptions under Exhibit A hereto.

        Within ten (10) days after the date Verizon certifies to FairPoint the Pension Plan Asset Transfer Amount for each Spinco Pension Plan, Verizon's actuary shall provide FairPoint's actuary with a complete computer file containing the employee data and all other information used by Verizon's actuary or otherwise reasonably requested by FairPoint's actuary as needed to calculate the Pension Plan Asset Transfer Amount (including related data and information related to such calculation and otherwise appropriate for FairPoint's actuary to consider, and any other data and information reasonably requested by FairPoint's actuary). If FairPoint's actuary disagrees with the determination of a Pension Plan Asset Transfer Amount, FairPoint may, within thirty (30) days after receipt from Verizon of such computer file and all other reasonably requested information, deliver a written notice to Verizon disagreeing with such calculation and setting forth FairPoint's calculation of the Pension Plan Asset Transfer Amount. The Parties shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Pension Plan Asset Transfer Amount, which amount shall not be more than the amount thereof shown in the calculations of FairPoint's actuary nor less than the amount shown in the calculations of Verizon's actuary. If the two actuaries are unable to agree on the amount of the Pension Plan Asset Transfer Amount during such fifteen (15)-day period, the Parties shall jointly select an independent third actuary with whom none of the parties have a material relationship, whose determination shall be binding on the Parties. The third actuary shall be directed to render a calculation of the Pension Plan Asset Transfer Amount in accordance with the provisions of this Agreement as promptly as practicable. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one-half by Verizon and one-half by FairPoint.

        (c)   Transfer of Assets to Spinco Pension Trust

          (i)    As soon as practicable after and effective as of the Distribution Date, Verizon shall cause to be transferred from the master trust established under the Verizon Pension Plans (the "Verizon Trust") to a master trust established in respect of the Spinco Pension Plans (the "Spinco Trust"), an initial amount of assets (the "Initial Asset Transfer"). The amount of the Initial Asset Transfer shall be equal to 80% of the amount the enrolled actuary for such Verizon Plan determines in good faith to be the approximate Pension Plan Asset Transfer Amount as of the date of the Initial Asset Transfer.

          (ii)   As soon as practicable after the final calculation of each Spinco Plan's Pension Plan Asset Transfer Amount pursuant to Section 6.2(b), if such amount exceeds the Initial Asset Transfer, Verizon will cause the applicable Verizon Trust to transfer to the Spinco Trust (the "Final Asset Transfer") assets in an amount equal to the Pension Plan Asset Transfer Amount with respect to each Spinco Pension Plan less the sum of (A) the Initial Asset Transfer and (B) the aggregate amount of benefit payments (the "Benefit Payments") made by the Verizon Pension Plan in respect of FairPoint Employees from and after the Distribution Date. The amount determined under the preceding sentence shall be increased or decreased, as the case may be, by the investment return on the applicable amount determined in accordance with the letter of direction agreed to by the Parties prior to the Effective Time (the "Letter of Direction"). If the sum of the Initial Asset Transfer plus the Benefit Payments exceeds the Pension Plan Asset Transfer Amount for a Spinco Pension Plan, then the portion of the Spinco Trust relating to such plan shall return such excess, increased or decreased by the investment return determined in accordance with the Letter of Direction from the date of the Initial Asset Transfer (or the date of the Benefit Payment, as the case may be) to the date of return, to the portion of the Verizon Trust relating to the corresponding Verizon Pension Plan.

          (iii)  The applicable investment return under subsection (c)(ii) above and the identification of the types of assets (cash and/or in kind assets) to be transferred from the Verizon Trust to the Spinco Trust in either the Initial Asset Transfer or the Final Asset Transfer shall be determined in accordance with the Letter of Direction, as the same may be amended by mutual agreement of Verizon and FairPoint prior to the date of such Final Assets Transfer. Verizon and FairPoint shall cooperate in determining what assets are transferred in kind as part of the Initial Asset Transfer and the Final Asset Transfer and Verizon shall not transfer any asset in kind which FairPoint reasonably determines is not readily tradable or capable of being valued on a substantial and established market (except as otherwise agreed by the Parties).

          (iv)  Under no circumstances shall Verizon or any Verizon Pension Plan be liable to transfer any additional amounts to FairPoint or any Spinco Pension Plan or any other Person or

  Governmental Authority in respect of the Liabilities transferred to the Spinco Pension Plans pursuant to Section 5.2(a), including, but not limited to, any circumstance under which any Person or Governmental Authority states a claim to any portion or all of any Pension Plan Asset Transfer Amount. To the extent Verizon voluntarily transfers any additional amounts to FairPoint or any Spinco Pension Plan, FairPoint shall not be responsible for reimbursing Verizon for such additional voluntary transfers.

        Section 5.3.    Continuation of Elections and Application to Spinco Dependents

        Spinco, as of the Distribution Date, and FairPoint, as of the Effective Time, shall cause the Spinco Pension Plans and the Spinco Excess Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Verizon Pension Plan or Excess Plan, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Article V shall also apply to Spinco Dependents.

ARTICLE VI.

HEALTH AND WELFARE

        Section 6.1.    Assumption of Health and Welfare

        (a)   Verizon or one or more of its subsidiaries maintain health and welfare plans, including plans providing active severance and active post-retirement health, dental and life insurance benefits, for the benefit of eligible Verizon Employees and certain former employees, including Former Spinco Employees who have retired as of the date the Merger Agreement is executed (the "Verizon Welfare Plans"). As of the Distribution Date, each person who is a Spinco Employee or Spinco Dependent on such date shall cease to be covered under the Verizon Welfare Plans, except that Verizon and the Verizon Welfare Plans shall be responsible for medical, dental, disability or life insurance claims of such Spinco Employees and Spinco Dependents as are specified in Section 2.1(b)(ii) for Represented Employees, and also for such claims with respect to all other Spinco Employees and Spinco Dependents on the same basis as described in Section 2.1(b)(ii) with respect to claims incurred or events that have occurred prior to the Effective Time. For the avoidance of doubt, with respect to any payments due to any Spinco Employee under the terms of the Verizon short term disability plan, the obligations to make payments with respect to any period prior to the Effective Time shall remain with Verizon, and the obligations to make any payments with respect to any period at or after the Effective Time shall be the sole responsibility of FairPoint or a Spinco Plan.

        (b)   Prior to the Distribution Date, Verizon and Spinco shall take steps to establish Spinco Welfare Plans, based on the corresponding Verizon Welfare Plans. Spinco or NNETO shall provide FairPoint with a copy of the Spinco Welfare Plans at least four months prior to their adoption in order to provide FairPoint an opportunity to comment on their form and for use in FairPoint's preparations for assuming these plan. Spinco and NNETO agree to consult with FairPoint and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but FairPoint's comments shall be advisory only and Spinco and NNETO shall retain full discretion as to the form of the plans. Verizon shall or shall cause the Spinco Group to provide FairPoint with demographic and claims information and other reasonably requested information related to the Spinco Employee and Spinco Dependents that will enable FairPoint and the Spinco Group to effect the operation of such Spinco Welfare Plans following the Effective Time. As of and immediately after the Distribution Date, all Liabilities in respect of or relating to such Spinco Employees under the Verizon Welfare Plans shall cease to be Liabilities of any member of the Verizon Group or the Verizon Welfare Plans and any and all such Liabilities shall be assumed as of the Distribution Date by Spinco or NNETO, and the Spinco Welfare Plans, and as of the Effective Time, by FairPoint, Spinco, NNETO and the Spinco Welfare

Plans. Notwithstanding the foregoing, all liabilities associated with Former Spinco Employees under the Verizon Welfare Plans, and such liabilities that have been retained by the Verizon plans under Section 6.1(a) above, shall remain with the Verizon Group.

        (c)   Except for the FRP account balances described in Section 6.2(c), nothing in this Agreement shall require Verizon, any Verizon Group member or any Verizon Welfare Plan to transfer assets or reserves with respect to the Verizon Welfare Plans, including, but not limited to, any plan providing severance, post-retirement health, dental or life insurance benefits, to FairPoint, any FairPoint Group member or the Spinco Welfare Plans.

        Section 6.2.    Adoption of Health and Welfare Plans

        (a)   Spinco, as of the Distribution Date, and FairPoint, as of the Effective Time, shall maintain or shall cause to be maintained for the benefit of eligible Spinco Employees and Spinco Dependents, health and welfare plans, including plans providing active severance and active post-retirement health, dental and life insurance benefits (the "Spinco Welfare Plans") that are identical in all material respects to the benefits provided under the corresponding Verizon Welfare Plan in which such individuals participate immediately prior to the Distribution Date, and the terms of which have been provided to FairPoint within four months of the execution of the Merger Agreement.

        (b)   Terms of Participation in FairPoint Welfare Plans. FairPoint shall cause the Spinco Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such Spinco Employees and Spinco Dependents other than such limitations, exclusions, and conditions that were in effect with respect to Spinco Employees and Spinco Dependents as of the Effective Time, in each case under the corresponding Verizon Welfare Plan and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Spinco Employees and Spinco Dependents under the corresponding Verizon Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Verizon Welfare Plan for the calendar year in which the Distribution Date occurs.

        (c)   Transfer of FRP Assets. Verizon will make available to FairPoint, not less than forty-five calendar days prior to the Distribution Date, a list of individuals who will become or continue to be Spinco Employees as of the Effective Time and who are participants in the FRP (the "FRP Participants"), together with the elections made prior to the Distribution Date with respect to such accounts through the Distribution Date.

          (i)    FairPoint shall take all actions necessary and legally permissible to ensure that as of the Effective Time, it includes the FRP Participants in the Spinco Plan that constitutes a Code Section 125 plan and any flexible spending arrangements thereunder ("Spinco's FSA"). FairPoint shall further take all actions necessary and legally permissible to amend Spinco's FSA to provide that as of the Effective Time and for the plan year in which the Effective Time occurs, but not for any specific time thereafter, subject to any collective bargaining obligations, (A) the FRP Participants shall become participants in Spinco's FSA as of the beginning of the FRP's plan year and at the level of coverage provided under the FRP, (B) the FRP Participants' salary reduction elections shall be taken into account for the remainder of Spinco's FSA plan year as if made under Spinco's FSA; and (C) Spinco's FSA shall reimburse medical expenses incurred by the FRP Participants at any time during the FRP's plan year (including claims incurred prior to the Effective Time but unpaid prior to the Effective Time), up to the amount of the FRP Participants' election and reduced by amounts previously reimbursed by the FRP.

          (ii)   Verizon shall take all actions necessary and legally permissible to amend the FRP to provide that the FRP Participants shall cease to be eligible for reimbursements from the FRP as of the Effective Time.

          (iii)  As soon as practicable following the Effective Time, Verizon shall transfer to FairPoint, and FairPoint agrees to accept, those amounts (plus all related individual participant records and accountings) which represent the debit and credit balances under the FRP of the FRP Participants and the transfer of such amounts shall take into account on a net basis participants' payroll deductions and claims paid through the Effective Time. Verizon represents and covenants that as of the Effective Time it has or shall have properly withheld from the pay of FRP Participants all amounts in accordance with their FRP elections.

        Section 6.3.    COBRA and HIPAA

        As of the Effective Time, FairPoint shall be responsible for administering compliance with the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to Spinco Employees and any Spinco Dependents for the period after the Effective Time. Verizon will retain any Verizon Liabilities under the Verizon Plans to provide COBRA coverage to any Former Spinco Employee and any of his or her eligible dependents who incurred a qualifying event under COBRA at or prior to the Effective Time and who is still eligible to receive such continuing coverage as of or after the Effective Time.

        Section 6.4.    Workers' Compensation Claims

        Effective as of the Effective Time, FairPoint shall assume all Liabilities (other than any liabilities related to medical or other similar services performed, as specified in Section 2.1(b)(ii), or compensation in respect of lost work for periods prior to the Effective Time) for Spinco Employees related to any and all workers' compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and FairPoint or otherwise, and shall be fully responsible for the administration of all such claims; provided that Verizon shall either (i) transfer to or cause to be transferred or allocated for the benefit of FairPoint, a Subsidiary designated by FairPoint or Spinco Employees an amount equal to the value of any assets set aside by Verizon prior to the Effective Time (including any reserves established under any contract providing coverage against any such claims) for the payment of, or to meet the obligations in respect of, any such workers' compensation benefits or obligations in respect of such Spinco Employees or (ii) represent in writing to FairPoint that no such assets have been set aside. If FairPoint is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Verizon shall retain such Liabilities and FairPoint shall reimburse and otherwise fully indemnify Verizon for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. All reimbursement amounts shall be paid in accordance with the procedure set forth in Section 11.2.

        Section 6.5.    Leave of Absence Programs

        FairPoint shall be responsible for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act) affecting Spinco Employees for the period at and after the Effective Time.

        Section 6.6.    Time-Off Benefits

        The FairPoint Group shall credit each Spinco Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits (together the "Time-Off Benefits") as such individual had with the Verizon Group or the Spinco Group as of the Effective Time and shall provide such individuals with the same rights, benefits, and entitlements in respect to such Time-Off Benefits as they were entitled to from the Verizon Group or the Spinco Group as of the Effective Time. Verizon shall provide FairPoint with accurate data regarding accrued but unused vacation time, sick time and other time-off benefits for all Spinco Employees as of a current date not less than fifteen (15) days before the date that Verizon reasonably estimates will be the Effective Time.

ARTICLE VII.

Savings Plans

        Section 7.1.    Establishment of the Spinco Savings Plan

        Prior to the Distribution Date, Verizon and Spinco shall take steps to establish two defined contribution plans and trusts to be effective as of the Distribution Date for the benefit of Spinco Employees (the "Spinco Savings Plans") that are identical in all material respects to the Verizon Savings Plans, such that each Verizon Savings Plan shall have one and only one corresponding Spinco Savings Plan. Verizon or Spinco shall provide FairPoint with a copy of the Spinco Savings Plans prior to their adoption in order to provide FairPoint an opportunity to comment on their form. Spinco and Verizon agree to consult with FairPoint and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but FairPoint's comments shall be advisory only and Verizon and Spinco shall retain full discretion as to the form of the plans. FairPoint shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the Spinco Savings Plans so that each qualifies under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code.

        Section 7.2.    Assumption of Liabilities and Transfer of Assets

        (a)   Effective as of the Effective Time, but subject to the asset transfer specified in Section 7.2(b) below, each Spinco Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Spinco Employees under the applicable Verizon Savings Plan. FairPoint shall be solely responsible for all ongoing rights of or relating to Spinco Employees for future participation (including the right to make contributions through payroll deductions) in the Spinco Savings Plans.

        (b)   Effective as of the Distribution Date, Verizon shall cause the account balances (including any outstanding loan balances) in the applicable Verizon Savings Plan attributable to Spinco Employees to be transferred to the corresponding Spinco Savings Plan in cash and in-kind (including, but not limited to, participant loans), provided that, with respect to any in-kind transfers other than participant loans, FairPoint shall receive 60 days notice of such transfers and shall have an opportunity to comment on them. FairPoint's comments shall be advisory only and Verizon shall retain full discretion as to the type of transfers to be made but Verizon shall not transfer any asset in kind which FairPoint reasonably determines is not readily tradable or capable of being valued on a substantial and established market (except with respect to any participant loans or any other transfers otherwise agreed to by the Parties). Subject to the immediately preceding sentence, FairPoint shall cause each Spinco Savings Plan to accept such transfer or accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Verizon Savings Plans relating to the accounts of Spinco Employees (to the extent those assets related to those accounts are actually transferred from a Verizon Savings Plan). The transfer shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.

ARTICLE VIII.

EQUITY BASED INCENTIVE AWARDS

        Section 8.1.    General Treatment of Outstanding Awards

        Generally, Verizon shall retain all Liabilities in respect of all stock based incentive compensation awards granted to Spinco Employees and Former Spinco Employees that are not part of any employee pension benefit plan within the meaning of Section 3(3) of ERISA and that are outstanding as of the Effective Time (the "Outstanding Awards").

        Section 8.2.    Outstanding Options

        Each Outstanding Award that is an option in respect of Verizon Common Stock granted under a Verizon Plan that is held by a Spinco Employee as of the Effective Time (each, an "Original Option") shall remain an option in respect of Verizon Common Stock subject to a Verizon Plan (each, a "Remaining Option"). Subject to any limitation required to comply with the provisions of Section 409A of the Code, each Remaining Option held by any person who is or becomes a Spinco Employee at the Effective Time shall vest and become immediately exercisable at the Effective Time, and will remain exercisable until the earlier of (i) 5 years following the Effective Time or (ii) the expiration of the stated term of the Original Option. The exercise price and number of shares subject to each Remaining Option shall be adjusted pursuant to the terms of the applicable Verizon Plan but in a manner consistent with the requirements of Section 424 of the Code. As a result, the Remaining Option shall be adjusted in accordance with clauses (A) and (B) below (to be interpreted and applied in such a way as to minimize any adverse consequences from any possible application of FAS 123R and Section 409A of the Code to such conversions):

          (A)  the number of shares of Verizon Common Stock subject to such Remaining Option shall be equal to the product of (x) the number of shares of Verizon Common Stock subject to the corresponding Original Option immediately prior to the Effective Time and (y) the Verizon Share Ratio, with fractional shares rounded down to the nearest whole share and

          (B)  the per-share exercise price of such Remaining Option shall be equal to the quotient of (x) the per-share exercise price of the corresponding Original Option immediately prior to the Effective Time and (y) the Verizon Share Ratio, rounded up to the nearest whole cent.

        Section 8.3.    Treatment of Outstanding Verizon RSU and PSU Awards

          (a)   Generally. Each individual who holds an Outstanding Award that is a restricted stock unit (each, an "RSU") or a Performance Share Unit (each, a "PSU") that relates to Verizon Common Stock and that was granted under a Verizon Plan, shall continue to hold such RSU or PSU after the Effective Time under such Verizon Plan, provided that with respect to each such outstanding award, there shall be credited on behalf of each holder thereof a dividend equivalent amount equal to the opening cash value on the day following the completion of the Distribution, of the number of shares of Spinco Common Stock that would have been distributed to such holders had each such RSU or PSU award been outstanding shares of Verizon Common Stock.

        (b)   Deferral Elections. Each and every deferral election made by any Spinco Employee with respect to any RSU or PSU shall be cancelled in order to avoid any potential adverse taxation to the recipient thereof under Section 409A of the Code.

        (c)   Performance Conditions/Board Approval. Notwithstanding anything else contained herein to the contrary, nothing in this Section 8 shall be construed or interpreted to modify, waive, eliminate or otherwise alter any performance conditions required to be satisfied for a Spinco Employee or employee of any member of the Verizon Group to become vested in any Outstanding Award (including, but not limited to, any PSU). Moreover, any requirement for approval by the Verizon Board or a duly authorized committee thereof of the level of achievement against any such performance restrictions applicable to such Outstanding Award shall continue to apply on the same basis as they did prior to the Effective Time.

        (d)   Vesting of PSUs. Any PSU or any Restricted Stock Unit granted by Verizon in the 2005, 2006 or 2007 calendar year that is held by a Spinco Employee at the Effective Time shall immediately vest in full on the Distribution Date, subject, if applicable, to the achievement of any applicable performance criteria and the approval thereof by the Verizon Board or a duly authorized committee thereof. Each such award will be paid in the ordinary course during the first 75 days of the first quarter of the calendar year next following the applicable performance period for which, and subject to the extent to which, it becomes earned.

        Any Outstanding Award that is a chairman's award will be treated in substantially the same manner and subject to substantially the same conditions outlined above with respect to annual RSU grants, that is, each such chairman's award will be appropriately adjusted to reflect the distribution of Spinco, will be deemed immediately vested on the Distribution Date and will be paid promptly on the regularly scheduled payment date after the end of the applicable award cycle.

        Section 8.4.    Treatment of Verizon Options Outstanding at the Record Date, but Exercised Prior to the Distribution Date.

        At the discretion of, and subject to such terms and conditions as shall be established by the appropriate committee of its Board of Directors, Verizon may provide that any stock option in respect of Verizon Common Stock granted under a Verizon Plan that is (i) held as of the Record Date by either a Spinco Employee or a Verizon Employee or a permitted transferee of any such employee, and (ii) is exercised by such holder following the Record Date and prior to or on the Distribution Date (each, a "Record Date Option"), shall be adjusted pursuant to the terms of the plan document governing such Record Date Option to entitle such holder to participate in the Distribution and to receive, as of the Distribution Date and in addition to the number of shares of Verizon Common Stock deliverable upon the exercise of such Record Date Options, the number of shares of Spinco Common Stock which such person would have received had such person been a Verizon stockholder on the Record Date. If the appropriate committee of the Verizon Board of Directors does not exercise its discretion to adjust any stock options in respect of Verizon Common Stock in the manner permitted under the immediately preceding sentence, the number of Record Date Options for purposes of this Agreement and the Distribution Agreement shall be zero.

        Section 8.5    Treatment of Outstanding FairPoint Equity Awards.

        Prior to the Effective Time, the appropriate committee of the Board of Directors of FairPoint shall take any and all actions that it shall deem necessary or appropriate, in accordance with its authority under each of the equity incentive plans of FairPoint (the "FairPoint Equity Plans") under which there shall be outstanding at the Effective Time any stock options, stock appreciation rights, restricted stock or other forms of compensatory equity-based compensation awards (the "FairPoint Equity Awards"), to prevent (i) the accelerated vesting or exercisability of, or the waiver of any service or other conditions associated with, such FairPoint Equity Awards in connection with, and (ii) the occurrence of any other enhancement (other than any enhancement in the trading value of the FairPoint common stock that is generally available to all shareholders of FairPoint)of the rights of the holders of such FairPoint Equity Awards that would otherwise arise solely by reason of, the consummation of the transactions contemplated in the Merger Agreement.

ARTICLE IX.

SHORT TERM INCENTIVES AND SALES COMMISSION PROGRAMS

        Section 9.1.    Incentive and Commission Plans

        All Liabilities relating to Spinco Employees under each Short Term Incentive Plan or Sales Commission Program shall cease to be Liabilities of the Verizon Group and shall be assumed in full and in all respects by FairPoint, as of the Effective Time. The FairPoint Group shall continue each Short Term Incentive Plan and each Sales Commission Program in effect as of the Effective Time until December 31, 2008.

ARTICLE X.

DEFERRED COMPENSATION PLANS

        Section 10.1.    Generally

        Verizon shall retain all Liabilities for any benefits accrued by Spinco Employees and Former Spinco Employees under the EDP and IDP.

        Section 10.2.    Vesting and Payout of Balances

        All unvested account balances under the EDP and IDP shall vest at the Effective Time. For purposes of the EDP and IDP only, the Effective Time shall be considered a separation event and a termination of employment from the Verizon Group. Any Spinco Employee who elected to receive a payout of an account balance upon a termination of employment, shall be paid out such account in accordance with the terms of the relevant plan. Notwithstanding the foregoing, any and all distributions from the EDP and IDP shall, to the extent applicable, be administered in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE XI.

ASSUMPTION OF LIABILITIES

        Section 11.1.    Assumption of Liabilities

        (a)   By Spinco. Not later than the Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall or shall cause a member of the Spinco Group or a Spinco Plan to assume, perform, and discharge all of the following, regardless of when or where such Liabilities arose or arise or are incurred:

          (i)    all Liabilities to or relating to Spinco Employees and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from employment with any member of the Verizon Group or the Spinco Group on or prior to the Distribution Date, including all liabilities governed by the NNETO CBAs; and

          (ii)   all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by Spinco or a member of the Spinco Group pursuant to this Agreement or the NNETO CBAs.

        (b)   By FairPoint. At the Effective Time, FairPoint shall or shall cause a member of the FairPoint Group or a FairPoint or Spinco Plan to assume, perform, and discharge all Spinco Liabilities, regardless of when or where such Liabilities arose or arise or are incurred. To the extent that any FairPoint Subsidiary is responsible for any of the Spinco Liabilities, FairPoint shall be jointly and severally liable for the payment of such Liabilities by such FairPoint Subsidiary.

        (c)   By Verizon. Verizon shall or shall cause the applicable Verizon Plan or Verizon Group member to retain and discharge all of the following:

          (i)    all Liabilities to or relating to Retained Employees and Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing's dependents and beneficiaries), to the extent relating to, arising out of or resulting from former, present, or future employment with the Verizon Group, including all liabilities governed by the collective bargaining agreements that cover Retained Employees, Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing's dependents and beneficiaries);

          (ii)   all Liabilities with respect to Outstanding Awards; and

          (iii)  all Liabilities under the EDP or IDP.

          (iv)  all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by a member of the Verizon Group or a Verizon Plan pursuant to this Agreement or the collective bargaining agreements that cover Retained Employees, Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing's dependents and beneficiaries);

        (d)   Allocation of Liabilities among Verizon, Spinco and FairPoint with respect to grievances and demands for arbitration pending as of the Effective Time shall be as set forth in Sections 11.1(a), (b) and (c). Verizon shall retain liability for such claims relating solely to Verizon Employees or the Verizon Business and FairPoint shall assume liability for such claims relating solely to Spinco or the Spinco Business.

        (e)   With respect to grievances and demands for arbitrations pending as of the Effective Time that relate to both Verizon Employees and Spinco Employees or to both the Spinco Business and the Verizon Business or to both Verizon and FairPoint, Verizon and FairPoint, each acting reasonably, shall negotiate the terms of a joint defense agreement in a manner that is consistent with the terms of the joint defense agreement to be negotiated pursuant to Section 7.27 of the Merger Agreement. The joint defense agreement will set forth the procedures for defending and resolving such grievances and demands for arbitration on a basis that provides for the active involvement and cooperation of each of Verizon and FairPoint, it being understood that lead counsel defending such litigation shall be mutually agreed to by Verizon and FairPoint (if such counsel was not selected prior to the Effective Time) and that neither Verizon nor FairPoint shall have the authority to bind the other party in any settlement of such matters without the written consent of such other party. The Parties agree that such agreement shall incorporate an equitable procedure for limiting the liability of an indemnity Party in the event a settlement offer is accepted by such Party and rejected by the counterparty, taking into account the Party that is most likely to suffer the greater amount of Losses (including for such purposes payments hereunder) or infringement of management rights, and a more adverse settlement or resolution results. In connection with the negotiation of the joint defense agreement, the Parties also agree to establish a reasonable and equitable basis for allocating any detriment imposed by any such settlement or order that relates to both the Verizon Employees and the Spinco Employees or to both the Verizon Business and the Spinco Business or to both the Verizon Group and the FairPoint Group.

To the extent that any Verizon Subsidiary is responsible for any of the Liabilities listed above in Section 11.1(c), Verizon shall be jointly and severally liable for the payment of such Liabilities by such Verizon Subsidiary. To the extent that any FairPoint Subsidiary is responsible for any Liabilities listed above in Section 11.1(a) or (b), FairPoint shall be jointly and severally liable for the payment of such Liabilities by a FairPoint Subsidiary.

        Section 11.2.    Reimbursement

        (a)   By FairPoint. From time to time after the Effective Time, FairPoint shall promptly reimburse Verizon, but in no event more than fifteen business days after delivery by Verizon of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Verizon or a Verizon Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of FairPoint or any FairPoint Subsidiary; provided, however, that if payment in respect of any such Liability is made by a Verizon Plan, FairPoint or the appropriate FairPoint Plan shall reimburse the Verizon Plan directly.

        (b)   By Verizon. From time to time after the Effective Time, Verizon shall promptly reimburse FairPoint, but in no event more than fifteen business days after delivery by FairPoint of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that FairPoint or a FairPoint Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Verizon; provided, however, that if payment in respect of any such Liability is made by a FairPoint Plan, Verizon or the appropriate Verizon Plan shall reimburse such FairPoint Plan directly.

        Section 11.3.    Indemnification

        (a)   FairPoint and any member of the FairPoint Group responsible for operating the Spinco Business, shall indemnify, defend and hold harmless the Verizon Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the FairPoint Group to pay, perform, discharge or satisfy any liabilities assumed in 11.1(a) and (b) of this Agreement (other than any Liabilities which arise due to the failure of Verizon to satisfy its obligations under Article VIII hereof), and (ii) any other breach of the duties or obligations of any member of the FairPoint Group, as set forth in this Agreement. FairPoint shall take commercially reasonable efforts to procure insurance against any Indemnifiable Losses arising from the obligations set forth in this Agreement.

        (b)   Verizon shall indemnify, defend and hold harmless the FairPoint Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Verizon Group to pay, perform, discharge or satisfy any Verizon Liabilities (other than Verizon Liabilities which arise due to the failure of any member of the FairPoint Group or any FairPoint Plan to satisfy any liabilities assumed in 11.1(a) and (b) of this Agreement) and (ii) any other breach of the duties and obligations of any member of the Verizon Group, as set forth in this Agreement. Verizon shall take commercially reasonable efforts to procure insurance against any Indemnifiable Losses arising from the obligations set forth in this Agreement.

        Section 11.4.    Procedures for Indemnification for Third-Party Claims.

        Except as specifically set forth in this Agreement, in the event that Verizon or any other Verizon Indemnitee shall seek indemnification in respect of any FairPoint Liabilities, or FairPoint or any FairPoint Indemnitee shall seek indemnification in respect of any Verizon Liabilities, such person shall comply with and follow the procedures regarding indemnification set forth in Article X of the Merger Agreement, which shall apply to claims for indemnification hereunder in the same manner as though such claims were eligible for indemnification under the Merger Agreement, but assuming that such claims were not subject to any limitation on the ability to claim indemnification under such Merger Agreement.

        Section 11.5.    Reductions for Insurance Proceeds and Other Amounts.

        (a)   The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article XI shall be reduced (retroactively or prospectively) by (i) any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses arising from the obligations set forth in this Agreement (net of all costs of recovery, including deductibles, co-payments or other payment obligations) and (ii) any tax benefit actually realized by the Indemnitee in respect of the related Indemnifiable Losses arising under the obligations set forth in this Agreement. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss or the availability of potential tax benefits shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. The Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Any tax benefit actually received by an Indemnified Party shall be paid over to the Indemnifying Party to the extent such tax benefit relates to an Indemnifiable Loss for which indemnification has already been received. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds, tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall promptly pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

        (b)   In the event that any claim is made by, on behalf of or in respect to a Spinco Employee against any member of the FairPoint Group or the Spinco Group, or in respect of any Spinco Plan for which insurance and/or insurance reimbursement may be available under a Policy in accordance with the provisions of Section 7.5 of the Distribution Agreement, then solely for purposes of Section 7.5 of the Distribution Agreement, such claim shall be treated as a Spinco Liability under the Distribution Agreement. The purpose of this provision is to make available to FairPoint the benefit of any Policy solely to the extent that benefits under such Policy would be available to FairPoint were Liabilities addressed in this Agreement not excluded from the definition of Spinco Liabilities under the Distribution Agreement, and this provision shall not be construed to expand or otherwise alter the terms of such Section 7.5 of the Distribution Agreement or the definition of Liabilities in this Agreement. For purposes of this Section 11.5(b), the term "Policy" shall have the meaning ascribed to it in the Distribution Agreement.

        Section 11.6.    Contribution

        (a)   If the indemnification provided for in this Article XI is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses for which indemnification is provided for herein, then the relevant Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and such Indemnitee in connection with the circumstances which resulted in such Losses as well as any other relevant equitable considerations.

        (b)   The relative fault of Verizon and FairPoint shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Verizon or by FairPoint.

        (c)   Verizon and FairPoint agree that it would not be just and equitable if contribution pursuant to this Section 11.6 were determined by any method of allocation which does not take account of the equitable considerations referred to in Section 11.6(b). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee shall be deemed to include any legal or other expenses reasonably incurred by such Indemnitee in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

        Section 11.7.    Consequential Damages

        In no event shall an Indemnifying Party be liable for any Indemnitee's special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

        Section 11.8.    Joint Defense and Cooperation

        With respect to any Third Party Claim, except those specified in Section 11.1(d) and (e), but including, and not limited to, administrative proceedings, governmental investigations, and lawsuits in which both a member of the Verizon Group and a member of the FairPoint Group are, or reasonably may be expected to be, named as parties, or that otherwise implicates both a member of the Verizon Group and a member of the FairPoint Group to a material degree, the Parties shall negotiate a joint defense agreement consistent with the terms of the joint defense agreement to be negotiated between the Parties pursuant to Section 7.27 of the Merger Agreement.

ARTICLE XII.

GENERAL AND ADMINISTRATIVE

        Section 12.1.    Cooperation

        (a)   General.    Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities regarding a benefit plan.

        (b)   Cooperation in Benefits, Plan, and Other Employee Transition.    Without limitation, the Parties' cooperation under this Agreement shall include Verizon (and its employees and agents) acting to provide FairPoint (and its employees and agents) with all information (including, without limitation, plan documentation, names of employees anticipated to be assigned to Spinco and their respective work status, demographics and data, and underwriting and risk-assessment information and periodic updates on the foregoing) that is reasonably requested by FairPoint in connection with establishing Spinco's ongoing benefit plans and assessing appropriate insurances for the period on and after the Distribution Date and that is reasonably available to Verizon after taking commercially reasonable efforts to obtain such information. Such information may be requested by FairPoint at any time following the date which is six months prior to the anticipated Distribution Date, and shall be provided by Verizon or a Verizon agent as soon as reasonably practicable without incurring undue expense and in a de-identified format to the extent necessary to comply with privacy provisions of federal or applicable state law.

        Section 12.2.    Consent of Third Parties

        If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used in this Agreement shall not be construed to require the incurrence of any non-routine or commercially unreasonable expense or liability or the waiver of any right.

        Section 12.3.    Survival

        This Agreement shall survive the Effective Time.

        Section 12.4.    Interpretation

        Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

        Section 12.5.    No Third Party Beneficiary

        (a)   Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this

Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his, her or its rights thereunder.

        (b)   Nothing in this Agreement shall create any right of a Person to object or to refuse to assent to the assumption of or succession to, by any member of the Spinco Group or the FairPoint Group, any benefit plan, collective bargaining agreement or other agreement relating to conditions of employment, termination of employment, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

        (c)   Nothing in this Agreement shall amend or shall be construed to amend any Plan, program or arrangement described in or contemplated by this Agreement (other than to change the sponsor of a plan in accordance with the express terms hereof).

        Section 12.6.    Notices

        Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier services (costs prepaid); (b) sent by facsimile with conformation or transmission; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person designated below (or to such other address, facsimile number or person as a party may designate by notice to the other Parties:

  (a)    If to Spinco (prior to the Effective Time) or Verizon, to:

    Verizon Communications Inc.
    140 West Street
    New York, NY 10007
    Facsimile: (908) 766-3813
    Attn: Marianne Drost, Esq.
    Senior Vice President, Deputy General Counsel and
    Corporate Secretary

  and

    Verizon Communications Inc.
    One Verizon Way
    Basking Ridge, NJ 07920-1097
    Facsimile: (908) 696-2068
    Attn: Dale Chamberlain, Esq.

  With copies to:

    Debevoise & Plimpton LLP
    919 Third Avenue
    New York, NY 10022
    Attn: Kevin M. Schmidt

  (b)    If to FairPoint, to:

    FairPoint Communications, Inc.
    521 E. Morehead St., Ste. 250
    Charlotte, NC 28202
    Facsimile: 704.344.1594
    Attn: Peter G. Nixon
    Chief Operating Officer

  and

    FairPoint Communications, Inc.
    521 E. Morehead St., Ste. 250
    Charlotte, NC 28202
    Facsimile: 704.344.1594
    Attn: Shirley J. Linn
    Executive Vice President and General Counsel

        With copies to (which shall not constitute notice):

    Paul, Hastings, Janofsky & Walker LLP
    75 East 55th Street
    New York, New York 10022
    Facsimile No.: (212) 230-7700
    Attn: Thomas E. Kruger

    Parker, Poe, Adams & Bernstein L.L.P.
    Three Wachovia Center
    401 South Tryon Street, Suite 3000
    Charlotte, NC 28202
    Facsimile No.:
    Attn: Heloise C. Merrill

        Section 12.7.    Governing Law; Jurisdiction.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

        Section 12.8.    Waiver of Jury Trial.

        EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 12.9.    Specific Performance.

        The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, after the Distribution, the parties shall be entitled to specific performance of the terms hereof to the extent such terms impose obligations that are to be performed after the Distribution, in addition to any other remedy at law or in equity.

        Section 12.10.    No Assignment; No Amendment; Counterparts

        This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Verizon, Spinco, and FairPoint. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement, as of the date first written above.

VERIZON COMMUNICATIONS INC.
/s/ JOHN W. DIERCKSEN
By:	John W. Diercksen
Its:	Executive Vice President—Strategy,
Development and Planning
NORTHERN NEW ENGLAND SPINCO, INC.
/s/ STEPHEN E. SMITH
By:	Stephen E. Smith
Its:	Vice President
FAIRPOINT COMMUNICATIONS, INC.
/s/ EUGENE B. JOHNSON
By:	Eugene B. Johnson
Its:	Chief Executive Officer

Explanatory Note Regarding Schedules

        The following schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

        Exhibit A. Actuarial Assumptions and Methods for Pension Asset Transfer

        Exhibit B. Sales Commissions Programs

        Exhibit C. Short Term Incentive Programs

        Exhibit 2.1. Collective Bargaining Agreements

        Schedule 4.1(d). Minimum Severance Benefits for Non-Union Employees

        Schedule 4.1(e). Performance and Bonus Opportunities

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TABLE OF CONTENTS
Employee Matters Agreement
ARTICLE I.
DEFINITIONS
ARTICLE II. COLLECTIVE BARGAINING AGREEMENTS AND OBLIGATIONS
ARTICLE III. SPINCO PLANS GENERALLY
ARTICLE IV. EMPLOYEES
ARTICLE V. PENSION PLANS
ARTICLE VI. HEALTH AND WELFARE
ARTICLE VII. Savings Plans
ARTICLE VIII. EQUITY BASED INCENTIVE AWARDS
ARTICLE IX. SHORT TERM INCENTIVES AND SALES COMMISSION PROGRAMS
ARTICLE X. DEFERRED COMPENSATION PLANS
ARTICLE XI. ASSUMPTION OF LIABILITIES
ARTICLE XII. GENERAL AND ADMINISTRATIVE
Explanatory Note Regarding Schedules